SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2002

OptimumCare Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-17401	33-0218003

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30011 Ivy Glenn Drive, Suite 219, Laguna Niguel, CA 92677

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 495-1100

Not Applicable

(Former name or former address, if changed since last report)

Item 1. Changes in Control of Registrant.

     Not applicable.

Item 2. Acquisition or Disposition of Assets.

     Not applicable.

Item 3. Bankruptcy or Receivership.

     Not applicable.

Item 4. Changes in Registrant’s Certifying Accountant.

     Not applicable.

Item 5. Other Events.

     On July 29, 2002, the company announced the acquisition of certain assets of Associated Social Resources, Inc., a healthcare staffing company. The company formed Associated Staffing Resources, Inc. as a wholly owned subsidiary through which it acquired assets of Associated Social Resources, Inc. for a purchase price of $200,000 and an earn out of up to an additional $82,500. The major assets of the business acquired are its long term contractual relationships with hospitals and social workers which are matched and managed utilizing computer software. The subsidiary is expected to generate annual revenues of approximately $3 million. Associated Staffing Resources, Inc. has entered into a three year employment agreement with Meryl C. Stern, the principal executive and sole stockholder of Associated Social Resources, Inc. Pursuant to the employment agreement, Ms. Stern was granted options to purchase 100,000 shares of the company’s common stock exercisable for $.50 per share, vesting over a two year period and expiring in 2007.

Item 6. Resignations of Registrant’s Directors.

     Not applicable.

Item 7. Financial Statements and Exhibits.

     Exhibits.

10.142	Asset Purchase Agreement dated July 24, 2002 between Associated Staffing Resources, Inc., Associated Staffing Resources, Inc. and Meryl C. Stern.

10.143	Employment Agreement dated July 29, 2002 between Associated Staffing Resources, Inc. and Meryl C. Stern.

10.144	Non-Compete Agreement dated July 29, 2002 between Associated Staffing Resources, Inc. and Meryl C. Stern.

99.1	Press Release dated July 29, 2002.

Item 8. Change in Fiscal Year.

     Not applicable.

Item 9. Sales of Equity Securities Pursuant to Regulation S.

     Not applicable.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimumCare Corporation (Registrant)

Date: August 13, 2002	By:	/s/ EDWARD A. JOHNSON

Edward A. Johnson Chairman of the Board, Chief Executive Officer and Principal Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.142	Asset Purchase Agreement dated July 24, 2002 between Associated Staffing Resources, Inc., Associated Staffing Resources, Inc. and Meryl C. Stern.

10.143	Employment Agreement dated July 29, 2002 between Associated Staffing Resources, Inc. and Meryl C. Stern.

10.144	Non-Compete Agreement dated July 29, 2002 between Associated Staffing Resources, Inc. and Meryl C. Stern.

99.1	Press Release dated July 29, 2002.